Exhibit 99.1

FREESCALE SEMICONDUCTOR ANNOUNCES FINAL RESULTS OF CERTAIN NOTE

INVITATIONS WITH RESPECT TO NEW INCREMENTAL TERM LOANS

UNDER ITS SENIOR SECURED CREDIT FACILITY

AND EXTENSION OF SENIOR TOGGLE NOTES INVITATION

Austin, TX, Mar. 11, 2009 – Freescale Semiconductor (the “Company”) today announced the termination and final results of its note invitations to eligible holders of its Senior Floating Rate Notes due 2014 (the “Senior Floating Rate Notes”), 8.875% Senior Fixed Rate Notes due 2014 (the “Senior Fixed Rate Notes”) and 10.125% Senior Subordinated Notes due 2016 (the “Senior Subordinated Notes”) and the extension of the termination date of its note invitation to eligible holders of its 9.125%/9.875% Senior PIK-Election Notes due 2014 (the “Senior Toggle Notes” and, together with the Senior Floating Rate Notes, the Senior Fixed Rate Notes and the Senior Subordinated Notes, the “existing notes”) to participate as a lender in its new incremental term loans under its senior secured credit facility.

In addition, the Company has announced that it has waived the $250,000,000 limitation with respect to the maximum acceptance amount of principal amount of Senior Toggle Notes in the note invitation for such existing notes (the “Senior Toggle Notes limit”). The waiver of the Senior Toggle Notes limit will not affect the maximum aggregate principal amount of other existing notes accepted in the other note invitations. Validly delivered Senior Floating Rate Notes and Senior Fixed Rate Notes will not be subject to proration. As a result of the maximum acceptance amount for the Senior Subordinated Notes described in the table below, all validly delivered Senior Subordinated Notes will be subject to proration. Based on its preliminary calculations, the Company believes that the proration factor for the Senior Subordinated Notes will be approximately 0.779.

As a result of the waiver of the Senior Toggle Notes Limit, the Company will now accept commitments with respect to the Senior Toggle Notes up to the aggregate amount of Senior Toggle Notes that would result in the incurrence by the Company of new incremental term loans in an amount that, together with the new incremental term loans incurred in respect of the Senior Subordinated Notes, the Senior Floating Rate Notes and the Senior Fixed Rate Notes and new incremental term loans payable as compensation, would be equal to the previously announced limit of $1,000,000,000 of new incremental term loans. If the aggregate amount of Senior Toggle Notes in respect of which commitments are received would cause this limit to be exceeded, validly tendered Senior Toggle Notes will be subject to proration. The Company has extended the termination date of the note invitation with respect to the Senior Toggle Notes to midnight, New York City time, on March 24, 2009, unless further extended by the Company.

As of midnight, New York City time, on Tuesday, March 10, 2009, the Company had received commitments with respect to approximately $3.03 billion aggregate principal amount of the existing notes. Based on the amount of commitments delivered and giving effect to the waiver of the Senior Toggle Notes limit, the Company would incur approximately $897 million aggregate principal amount of new incremental term loans, subject to consummation of the note invitations.

Title of Existing Notes to be Delivered	Outstanding Principal Amount (in millions)	Acceptance Priority	Maximum Acceptance Amount of Principal Amount of Existing Notes (in millions)		Principal Amount of Each Issue of Existing Notes Delivered
Senior Toggle Notes	$1,500.000	1	N/A	*	$941,301,000
Senior Subordinated Notes	$1,510.554	2	$746.268		$958,078,000
Senior Floating Rate Notes	$475.000	3	N/A		$281,215,000
Senior Fixed Rate Notes	$2,287.064	4	N/A		$844,575,000

*	As mentioned above, the Senior Toggle Notes limit has been waived by the Company.

The Company anticipates that the closing date for the note invitations with respect to the Senior Subordinated Notes, the Senior Floating Rate Notes and the Senior Fixed Rate Notes will be March 17, 2009.

This press release does not constitute an invitation to make a commitment. The note invitations are made solely by, and pursuant to, the terms set forth in the Confidential Information Memorandum, and the information in this press release is qualified by reference to the Confidential Information Memorandum and the related commitment letter. The Company may amend, extend or terminate the note invitations in its sole discretion.

About Freescale Semiconductor

Freescale Semiconductor is a global leader in the design and manufacture of embedded semiconductors for the automotive, consumer, industrial, networking and wireless markets. The privately held company is based in Austin, Texas, and has design, research and development, manufacturing or sales operations around the world. www.freescale.com

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: the interest on the part of eligible holders of the Company’s existing notes to make a commitment pursuant to the note invitations; consequences of the Company’s substantial indebtedness, including the Company’s ability to comply with its debt agreements; the Company’s ability to service its outstanding indebtedness and the impact such indebtedness may have on the way it operates the business; the loss of one or more of the Company’s significant customers; general economic and business conditions and any downturns in the cyclical industry in which the Company operates, including worsening U.S. and foreign economic conditions and turmoil in the financial markets; inability to make necessary capital expenditures; loss of or inability to attract key personnel; incurrence of significant reorganization of business and asset impairment charges; and the Company’s ability to achieve or sustain profitability in light of its history of losses.

Consideration should be given to the areas of risk described above, as well as those risks set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and in the Company’s other periodic reports filed from time to time, in connection with considering any forward-looking statements that may be made by the Company and its businesses generally. Except for its ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required to do so by law.

Investor Contact:

Mitch Haws

(512) 895-2454

mitch.haws@freescale.com

Media Contact:

Robert Hatley

(512) 996-5134

robert.hatley@freescale.com

Freescale and the Freescale logo are trademarks of Freescale Semiconductor Inc. All other product or service names are the property of their respective owners. © Freescale Semiconductor Inc. 2009.

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